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SEC File Number 001-08429
CUSIP Number

United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(check one)

---  Form 10-K

---  Form 20-F

---  Form 11-K

-X-  Form 10-Q

---  Form N-SAR

For Period Ended:  June 30, 2011

---  Transition Report on Form 10-K

---  Transition Report on Form 20-F

---  Transition Report on Form 11-K

---  Transition Report on Form 10-Q

---  Transition Report on Form N-SAR

For the Transition Period Ended: -------------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

***************************************************************************************

PART 1 – REGISTRANT INFORMATION

Full Name of Registrant:                  Thunder Mountain Gold, Inc.

Address of Principal Executive Office:    1239 Parkview Drive

City, State and Zip Code:                 Elko, Nevada 89801

PART II - RULES 12B-25 and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed.

[x]	(a)	The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[x]	(b)

The subject annual report, semi-annual report, transition report of

Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on

Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

	(c)	The accountant’s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III – NARRATIVE

(State below in reasonable detail why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.)

The Company is unable to file its Quarterly Report on Form 10-Q for the quarter ended

September 30, 2010 within the prescribed period: (i) due to events during and subsequent to the end of said quarter that require evaluation and valuation; (ii) could not obtain a review of financial statements by the Company's independent registered public accounting firm.

The Company is unable to file its quarterly report on Form 10-Q for the period ended

June 30, 2011 within the prescribed time period without unreasonable effort or expense. The Company fully expects to be able to file its Form 10-Q within the 5 calendar day period described in Part II(b) above.

PART IV – OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification.

      James Collord               775                  738-9826

     ------------------      ------------        ---------------------

     (Name)                  (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment

     Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports)

     been filed?  If the answer is no, identify report(s).

                                                           -X- Yes  --- No

     ----------------------------------------------------------------

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           --- Yes  -X- No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

************************************************************************

                                 SIGNATURE

************************************************************************

Thunder Mountain Gold Inc.

(Registrant)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/   E. James Collord                     Date:  August 15, 2011

-------------------------------------    ------------------------------

Title: President